2344 SPRUCE STREET, SUITE A – BOULDER, COLORADO 80302 TELEPHONE (303) 444-5483 FACSIMILE (303) 245-0420

BOULDER TOTAL RETURN FUND, INC.

BOULDER GROWTH & INCOME FUND, INC.

FIRST OPPORTUNITY FUND, INC.

THE DENALI FUND INC.

BOULDER INVESTMENT ADVISERS, L.L.C.

STEWART INVESTMENT ADVISERS

ROCKY MOUNTAIN ADVISERS, LLC

AMENDED AND RESTATED

CODE OF ETHICS

I.	Introduction

A.	General Principles

This Code of Ethics (“Code”) establishes rules of conduct for “Covered Persons” (as defined herein) of the Boulder Total Return Fund, Inc. (“BTF”), Boulder Growth & Income Fund, Inc., (“BIF”), First Opportunity Fund, Inc. (“FOFI”), The Denali Fund Inc. (“DNY”) and collectively, the “Funds”, Boulder Investment Advisers, L.L.C. Stewart Investment Advisers and Rocky Mountain Advisers, LLC (each an “Adviser” and together the “Advisers”) and is reasonably designed to prevent Covered Persons from (i) employing any device, scheme or artifice to defraud the Funds; (ii) making any untrue statement of material fact to the Funds or omitting to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading; (iii) engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; and (iv) engaging in any manipulative practice with respect to the Funds. The Code governs the personal securities activities of Covered Persons. In general, Covered Persons should (i) always place the interests of the Funds first; (ii) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person’s position of trust and responsibility; and (iii) not take inappropriate advantage of their positions. In addition, all Covered Persons must comply with all Federal Securities Laws (as defined in Rule 204A-1 under the Investment Advisers Act of 1940) as they apply to investment companies and investment advisers, and any rules adopted thereunder, and are expected to adhere to the highest standards of professional and ethical conduct and should be sensitive to situations that may give rise to an actual conflict or the appearance of conflict with the Funds’ interests.

The Code shall be administered by a senior level supervisory person designated by the Boards of Directors of the Funds (the “Boards”) as the “Chief Compliance Officer” (the “CCO”) who shall have primary responsibility to, among other things, periodically review and update the Code, enforce its provisions, and receive reports of and respond to violations. The CCO shall hold periodic sessions with employees to remind them of their obligations under the Code.

B.	Applicability

For purposes of this Code,

1.	“Covered Person” shall mean:

a.

Any (A) officer or employee of the Funds or (B) officer, employee or Director of any Adviser, or (C) any officer, employee, director or equity owner of any company in a control relationship to the Funds or any Adviser who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by the Funds or whose functions relate to the making of any recommendation to the Funds regarding the purchase or sale of securities, or any natural person in a control relationship to the Funds or any Adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security, including the person or persons with the direct responsibility and authority to make investment decisions affecting the Fund (such person being referred to as the “Portfolio Manager”);

b.	Any Director of a Fund; and

c.	Those persons identified in “Schedule A,” attached hereto and, if a natural person, their immediate family members or “significant others.”

2.

The term “account” as used herein shall mean an investment account established with a broker, dealer or bank which allows the holding of securities and authorizes the account holder or their agent to buy and sell securities. The term “account” does not include simple checking, savings or money market accounts that have no investment capabilities other than managing cash.

This Code shall not apply to any director, officer, or other person (including a Portfolio Manager) if such individual is required to comply with another organization’s code of ethics which has been approved by the Boards pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”) if such approval is required by the 1940 Act.

This Code does not cover any Principal Underwriter or its affiliated persons.

II.	Restrictions on Activities

A.	Blackout Periods

1.

No Covered Person shall purchase or sell, directly or indirectly, any Covered Security (as defined below) (i) in any account over which the Covered Person has discretionary trading authority, or (ii) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code), on a day during which the Funds have a pending “buy” or “sell” order in that same security until that order is executed or withdrawn.

2.	No Covered Person shall purchase or sell, directly or indirectly, any Covered Security (i) in any account over which the Covered Person has discretionary trading authority, or (ii) in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership (as defined in Attachment A to this Code), within (i) seven (7) calendar days before and one (1) calendar day after the Funds trade in that security with respect to Matching Transactions and (ii) seven (7) calendar days before and seven (7) calendar days after with respect to Non-Matching Transactions. The term “Matching Transaction” shall mean a buy-buy or sell-sell transaction where the Funds purchase and the Covered Person purchases the same security or the Funds sell and the Covered Person sells the same security. The term “Non-Matching Transaction” shall mean a buy-sell or sell-buy transaction where the Funds purchase and the Covered Person sells the same security, or the Funds sell and the Covered Person purchases the same security. With respect only to Non-Matching Transactions in the Funds’ shares (“Fund Shares”), where the Covered Person is selling Fund Shares and the Funds are buying Fund Shares, such blackout period shall be three (3) calendar days after the Covered Person completes such sale(s). Provided however, that (i) the Covered Person shall not engage in any such Non-Matching Transaction if the Fund’s NAV varies by 5% from the last published NAV until after such information is made public, and (ii) after any such Non-Matching Transaction in Fund Shares, the Covered Person shall thereafter be prohibited from engaging in any further Non-Matching Transaction in Fund Shares for a period of fourteen (14) calendar days.

3.	No Covered Person shall purchase or sell shares of FOFI on (i) the last business day of each week, (ii) the last business day of each month.

B.

“Hot List”.  The Advisers may maintain a “Hot List” of issuers of securities that the Advisers are actively analyzing and considering as investment candidates for the Funds. No Covered Person may trade in Hot List securities without the prior written approval of the CCO.

C.

“Restricted List”.  The Advisers shall also maintain a “Restricted List” of issuers of securities, if any, about which the Advisers have inside information. No Covered Person may trade in such Restricted List securities without the prior written approval of the CCO.

D.

Prohibition Against Insider Trading and Market Timing. All Covered Persons are prohibited from buying and selling the Funds’ or other publicly-traded securities, and advising or tipping others who may buy or sell the Funds’ or other publicly-traded securities, when such persons are in possession of material, nonpublic information regarding the Funds or the issuers of such other publicly traded securities. This Code incorporates by reference the Policy on Insider Trading dated July 7, 2004, as amended from time to time, which contains a more detailed discussion of insider trading and its application to the Funds, Advisers, and Covered Persons.

The Funds are closed-end investment companies traded on the NYSE1 and thus are not open to abuse of market timing and late trading practices (i.e., others cannot take advantage of the Funds by conducting market timing and late trading practices vis-à-vis the Funds). The Funds and all Covered Persons are prohibited from taking part in any market timing or late trading practices with respect to open-end funds in which they invest or intend to invest.

1 With the exception of FOFI, which trades over-the-counter

E.

Interested Transactions. No Covered Person shall recommend any securities transactions by the Funds without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

a.	any direct or indirect beneficial ownership (as defined in Attachment A to this Code) of any securities of such issuer;

b.	any contemplated transaction by such person in such securities;

c.	any position with such issuer or its affiliates; and

d.	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

F.

Initial Public Offerings. No Covered Person shall acquire, directly or indirectly, beneficial ownership of any securities in an initial public offering without the prior approval of the CCO (as hereinafter defined). Prior to granting any such approval, the CCO will carefully review information provided by such Covered Person on a written Preclearance Approval Form (see Exhibit B) or the Funds’ internet-based Preclearance Approval Form containing full details of the proposed transaction. The CCO shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Funds, whether the opportunity is being offered to the Covered Person as a reward for prior business, or otherwise by virtue of his or her position with the Funds, and whether it would be reasonable to expect that the Covered Person’s future investment decisions for the Funds will continue to be based solely on the best interest of the Funds. Purchases of initial public offerings of volatile securities which are difficult to obtain, such as certain common stocks, will ordinarily not be approved. In contrast, purchases of generally available initial public offerings of less volatile securities such as municipal bonds or other securities in which the Funds, as a matter of investment policy would not customarily invest, would usually be approved.

G.

Private Placements. No Covered Person shall acquire, directly or indirectly, beneficial ownership of any securities in a private placement or other offering exempt from registration under the Securities Act of 1933 without the prior approval of the CCO. Prior to granting any such approval, the CCO will carefully review information provided by such Covered Person on a written Preclearance Approval Form (see Exhibit B) or the Funds’ internet-based Preclearance Approval Form containing full details of the proposed transaction. The CCO shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Funds, whether the opportunity is being offered to the Covered Person as a reward for prior business, or otherwise by virtue of his or her position with the Funds, and whether it would be reasonable to expect that the Covered Person’s future investment decisions for the Funds will continue to be based solely on the best interest of the Funds. Covered Persons who have acquired securities in a private placement shall disclose that investment (i) when they play a part in the Funds’ subsequent consideration of an investment in the issuer, or (ii) otherwise prior to any investment by the Funds when such Covered Person knows or should know of the Funds’ planned investment. In such circumstances, the Funds’ decision to purchase securities of the issuer will be subject to an independent review by Covered Persons with no personal interest in the issuer.

H.	Gifts. No Covered Person shall receive any gift or other things of more than de minimis value (i.e., totaling $250 in any 12-month period) from any person or entity that does business with or on behalf of the Funds, other than reasonable business-related meals or tickets to sporting events, theater, or similar activities.

I.

Service as a Director. No Covered Person shall serve on the board of directors of any publicly-traded company without prior authorization from a committee comprised of the CCO and any one non-interested director (the “Compliance Committee”) based upon a determination that such board service would be consistent with the interests of the Funds and their respective shareholders. If such service is authorized, the Covered Person will be isolated from making investment decisions relating to such service through the implementation of appropriate “Chinese Wall” procedures established by the Compliance Committee.

III.	Exempt Transactions

A. For purposes of this Code, the term “Covered Security” shall mean all securities, but shall not include the following:

1.	securities issued or guaranteed as to principal or interest by the Government of the United States or its instrumentalities;

2.	bankers’ acceptances;

3.	bank certificates of deposit;

4.	commercial paper and similar high quality short-term debt instruments, including repurchase agreements;

5.	shares of money market funds;

6.	unit investment trusts if the unit investment trust is invested exclusively in registered open-end investment companies (“open-end RICs”); and

7.	shares of open-end RICs.

8.

shares of index funds, including open-end RICs and open-end exchange-traded funds (“ETFs”; collectively, “Index Funds”). Index Funds shall include only those open-end RICs or open-end ETFs which are passively managed to replicate as closely as possible its respective benchmark index.

For purposes of (4) through (8) above, the exemption from a “Covered Security” does not include those securities for which an Adviser or a control affiliate acts as the investment adviser or principal underwriter, and does not include ETFs which are unit investment trusts and not open-end RICs.

“Covered Security” shall include options, futures contracts as well as related securities, such as convertible securities and warrants.

B. The prohibitions described in paragraph (A) of Article II shall not apply to:

1.	Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control;

2.	Purchases or sales that are non-volitional on the part of the Covered Person;

3.	Purchases that are part of an automatic dividend reinvestment plan;

4.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; or

5.

Subject to the advance approval by a CCO (as defined below) purchases or sales which are only remotely potentially harmful to the Fund because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Fund.

IV.	Compliance Procedures

A.

1. Preclearance – Generally. Subject to Paragraphs B (Reporting) and D (Certification of Compliance) below, a Covered Person shall not directly or indirectly acquire or dispose of beneficial ownership of a Covered Security (collectively referred to herein as a “Transaction”), including shares of the Funds, unless (1) such Transaction has been approved by the CCO or other supervisory person employed by an Adviser, (2) the approved Transaction is completed within a seven (7) day period) after such approval is received and (3) the CCO has not rescinded such approval prior to execution of the Transaction.

2. Rescission of Transaction. Notwithstanding a Covered Person’s receiving preclearance of a Transaction, the CCO may require such Covered Person to rescind any Transaction if the CCO believes, in his or her discretion, that the Transaction, if allowed to settle, would violate any provision of this Code based on information learned after preclearance was granted. Neither the Funds, nor the CCO or other designated supervisory persons shall be responsible for any loss or expense or other adverse consequences arising from a rescission of a Transaction for which pre-clearance had been given; and any gains on a rescinded Transaction shall be donated to a charity selected by the Adviser.

3. Blanket Preclearances. The CCO may from time to time issue blanket pre-clearances to any and all Covered Persons for specific securities or limited classes of securities if the stated policy of the Funds is to avoid such specific securities or limited classes of securities because they are inappropriate investments given the stated investment philosophy of the respective Fund. Notwithstanding the grant of a blanket pre-clearance, such pre-clearance may be rescinded at any time by the CCO and any Transactions with respect to a security that is the subject of a blanket pre-clearance may be subject to rescission under circumstances contemplated in paragraph (2) above.

Transactions for which pre-clearance has been given under Paragraph 1 above and this Paragraph 3 are subject to the reporting requirements of this Code.

4. De Minimus Transactions. The pre-clearance requirements of this Code shall not apply to transactions that meet the following conditions: (i) a purchase or sale having an aggregate market value of less than $2,500 (aggregated by rolling 30-day period); and (ii) is made with no knowledge the transaction would violate the provisions of this Code. Transactions effected pursuant to this de minimus exception are subject to the reporting requirements of the Code.

5. Application of the Preclearance Procedures. In order to facilitate the foregoing preclearance procedures:

a.

Prior to effecting any Transaction, Covered Persons must complete and submit to the CCO a written Preclearance Approval Form (see Exhibit B) or the Funds’ internet-based Preclearance Approval Form containing full details of the proposed transaction.

b.

After reviewing the proposed Transaction, and the level of potential investment interest on behalf of the Funds in the security in question, and the Funds’ Hot List and Restricted List, if applicable, the CCO shall approve or disapprove, as the case may be, a trading order as expeditiously as possible. The CCO will generally approve transactions described below unless the CCO believes, in his or her discretion, that the proposed Transaction would violate any provision of this Code, or the CCO believes, in his or her discretion, for any reason that the Covered Person should not trade in such security at such time.

c.

If the CCO is unavailable, a Covered Person may submit his or her Preclearance Approval Form to a designee of the CCO if the CCO in his or her sole discretion wishes to appoint one. Preclearance approval for the CCO must be obtained from the President, Vice President, Portfolio Manager or assistant portfolio manager, or other person as designated by the CCO from time to time.

d.

In rendering approvals, the CCO shall consider information contained in previously submitted Preclearance Approval Forms and any initial, quarterly and annual disclosure certifications previously submitted by the Covered Person, in order to generally consider that person’s trading activities with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code.

B.	Reporting

1.

Initial Holdings Reports. No later than 10 calendar days after the person becomes a Covered Person, the following information shall be submitted by each Covered Person to the CCO in an Initial Holdings Report in the form set forth as Exhibit C (which information must be current as of a date no more than 45 calendar days prior to the individual becoming a Covered Person):

a.

The title, number of shares and principal amount of each Covered Security (i) in any account over which the Covered Person has discretionary trading authority, or (ii) in which the Covered Person had any direct or indirect beneficial ownership when the person became a Covered Person;

b.

The name of any broker, dealer or bank with whom the Covered Person maintains an account (i) in any account over which the Covered Person has discretionary trading authority, or (ii) in which any securities are held for the direct or indirect benefit of the Covered Person as of the date the person became a Covered Person; and

c.	The date that the report is submitted by the Covered Person

2.

Quarterly Transaction Reports. Every Covered Person must submit a quarterly transaction report covering each transaction involving a Covered Security (i) in any account over which the Covered Person has discretionary trading authority, or (ii) by which the Covered Person acquires any direct or indirect beneficial ownership (as defined in Exhibit A to this Code) of a Covered Security.

A Covered Person must submit the quarterly transaction report (see Exhibit D) to the CCO no later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Each report must contain the following information:

a.

The date of the transaction, the title, the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable) and the number of shares, and the principal amount of each Covered Security involved:

b.	The nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

c.	The price at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected; and

e.	The date that the report is submitted.

With respect to any account established by a Covered Person during the quarter for the direct or indirect benefit of the Covered Person, the Covered Person shall report:

1.	The name of the broker, dealer or bank with which the Covered Person established the account;

2.	The date the account was established; and

3.	The date that the report is submitted by the Covered Person.

3.	Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 45 calendar days before the report is submitted):

a.

The title, type of security, exchange ticker symbol or CUSIP number, number of shares and principal amount of each Covered Security (i) in any account over which the Covered Person has discretionary trading authority, or (ii) in which the Covered Person had any direct or indirect beneficial ownership;

b.	The name of any broker, dealer or bank with whom the Covered Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Covered Person; and

c.	The date that the report is submitted by the Covered Person.

4.	Exceptions from Reporting Requirements. A Covered Person is not required to submit:

a.	Any report with respect to purchases or sales effected in any account over which the Covered Person has no direct influence or control;

b.	A quarterly transaction report with respect to purchases that are part of an automatic dividend reinvestment plan;

5.

Duplicate Brokerage Account Statements. For each account (i) over which the Covered Person has discretionary trading authority, or (ii) in which the Covered Person had any direct or indirect beneficial ownership interest, the Covered Person must instruct his/her broker-dealer, trust account manager or other entity through which he/she has a securities trading account to send transaction activity information directly to the Advisers’ compliance department. If the brokerage firm or other firm from which the Covered Person currently receives statements is not able to send statements and confirmations directly to the Advisers, the Covered Person is required to submit true and accurate copies promptly after he or she receives them, and in any event no less frequently than quarterly.

6.

Disclaiming Beneficial Ownership. Any report submitted to comply with the requirements of this Section IV.B. may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect beneficial ownership (as defined in Exhibit A) in the securities to which the report relates.

7.

Review of Reports. All reports submitted to comply with the requirements of this Section IV.B shall be reviewed by the CCO or the Assistant Compliance Officer and any violations thereof shall be reported to the Board on a quarterly basis.

C.	Non-Interested Directors and Covered Persons Not Affiliated with any of the Funds’ Investment Advisers

1.

Any person who is a Covered Person by virtue of being a Director of the Funds, but who is not an “interested person” (as defined in the 1940 Act) of the Funds (an “Independent Director”) shall be required to comply with Section IV.A. (Preclearance) above, but only with respect to certain transactions in securities, where, if such Independent Director, at the time of that transaction, knew, or in the ordinary course of fulfilling his or her official duties should have known, that during the 15-day period immediately preceding the date of the transaction, the security under consideration to be purchased or sold by the Independent Director was purchased or sold by the Funds, or is being considered for purchase or sale by the Funds.

2.

Any person who is an officer of the Funds, but is not a Covered Person and is not an affiliate of any Adviser, shall not be required to comply with Section IV.A. (Preclearance) above, but only with respect to certain transactions in securities, where, if such person, at the time of that transaction, knew, or in the ordinary course of fulfilling his or her official duties should have known, that during the 15-day period immediately preceding the date of the transaction, the security under consideration to be purchased or sold by that person was purchased or sold by the Funds, or is being considered for purchase or sale by the Funds.

3.

Notwithstanding Section IV.C.1 above, any Independent Director shall be required to comply with Section IV.A. (Preclearance) above, with respect to all purchases or sales of the Funds’ shares at all times. In addition, Independent Directors are not required to submit the Initial Holdings Reports and Annual Holdings Reports required by Sections IV.B.1 through 3 above.

D.

Certification of Compliance. Each Adviser must furnish each Covered Person who is not also a Director with a copy of this Code of Ethics and any amendments thereto and each Covered Person shall acknowledge, in writing, such receipt. Further, each Covered Person is required to certify annually that he or she (i) has read and understood the Code, (ii) recognizes that they are subject to such Code, (iii) has complied with all the requirements of the Code and (iv) has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

E.	Review by the Board of Directors.

a.	On a quarterly basis, the CCO will furnish to the Boards a report describing any issues arising under the Code since the last report to the Boards, which shall include,

but is not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b.

No less frequently than annually, the Fund and each Adviser must furnish to the Boards, and the Boards must consider, a written report certifying that the Funds and each Adviser have adopted procedures reasonably necessary to detect and prevent Covered Persons from violating the Code.

The Boards, including a majority of Independent Directors, must approve any material changes to the Code no later than six months after adoption of the material change. The Boards must base their approval of any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Covered Persons from engaging in any conduct prohibited under Rule 17j-1 under the 1940 Act and the Code.

Before approving any amendment to the Code, the Boards must receive a certification from each Fund and each Adviser that it has adopted procedures reasonably necessary to detect and prevent Covered Persons from violating the Code.

V. Violations. The CCO shall have the authority to determine whether a Covered Person has violated this Code. The CCO may, in his or her discretion, determine that an action not within the Covered Person’s control that resulted in a literal violation of the Code may be deemed not to be a violation of the Code if the circumstances warrant such consideration. All Covered Persons shall promptly report any violations of the Code by any other person to the CCO, or if such Covered Person believes it will be futile to report to the CCO, to the Legal Compliance Committee of the Funds.

VI. Sanctions. Upon detecting that a Covered Person has violated any requirement, the CCO shall apply and enforce such sanctions as, in the discretion of the CCO, the CCO deems appropriate in light of the violation and nature and frequency of previous violations, and report such to the Board of the relevant Fund at its next regularly scheduled meeting. The following are guidelines for the sanctions that may be imposed on Covered Persons who fail to comply with the requirements of the Code:

Violation	Sanction Imposed
• Failure to pre-clear but otherwise would have been approved (i.e., no conflict with the funds transactions).	Reminder memo
• Failure to pre-clear but otherwise would have been approved (i.e., no conflict with the fund’s transactions) twice within twelve (12) calendar months	Suspension of personal trading (length based on the review of all facts and circumstances) and/or additional training on the requirements under the Code
• Failure to pre-clear and the transaction would not have been approved	Immediate sale, disgorgement of profits, and/or suspension of personal trading (length based on the review of all facts and circumstances)
• Trading on a denied request	Immediate sale, disgorgement of profits, and/or suspension of personal trading (length based on review of all facts and circumstances). Additional disciplinary action will be considered based on review of all facts and circumstances.
• Failure to return initial or annual disclosure forms • Failure to timely report transactions	Reminder memo, suspension of personal trading, monetary sanctions,
• Violation of Insider Trading Compliance Policy and Procedures	Subject to review by the CCO in consultation with General Counsel for consideration of appropriate disciplinary action up to and including termination of employment and reporting to appropriate regulatory agency

The Advisers encourage any Covered Person who has or may have violated the Code (or any securities law or regulation) to voluntarily bring the matter to the attention of the CCO. To the extent that any such volunteered violation of the Code is determined to have been unintentional, or to the extent that such voluntary disclosure prevented further violation of the Code, the CCO shall take such factors into consideration in determining any sanction relating to such Covered Persons’ actions.

VII. Confidentiality. All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

VIII. Other Laws, Rules and Statements of Policy. Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Funds.

IX. Further Information. If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the CCO.

X. Records. The Funds and each Adviser must maintain the following records:

a.	A copy of each Code of Ethics for the organization that is in effect, or any time within the past five years was in effect, must be maintained in an easily accessible place.

b.

A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal years in which the violation occurs, the first two years in an easily accessible place.

c.

A record of all written acknowledgments verifying receipt of a copy of the Code and any amendments as required by the Investment Advisers Act of 1940 for each person who is currently, or within the past five years was, a Covered Person of an Adviser.

d.

A copy of each report made by a Covered Person as required by the Code, including any information provided in lieu of the quarterly reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place.

e.

A record of all persons, currently or within the past five years, who are or were required to make reports under the Code, or who were responsible for reviewing these reports, must be maintained in an easily accessible place.

f.	A copy of each annual report to the Boards must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

g.	The Funds or an Advisor, as applicable, must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by a Covered Person of IPOs or private placements, for at least five years after the end of the fiscal year in which the approval is granted.

Originally dated:	January 20, 1995
Approved as amended:	January 23, 1998
Approved as amended:	January 15, 1999
Approved as amended:	June 23, 2000
Approved as amended:	January 23, 2002
Approved as amended:	October 14, 2002
Approved as amended:	August 19, 2003
Approved as amended:	January 23, 2004
Approved as amended:	May 18, 2004
Approved as amended:	October 15, 2004
Approved as amended:	April 24, 2006
Approved as amended:	October 23, 2006
Approved as amended:	December 8, 2006
Approved as amended:	October 26, 2007
Approved as amended:	November 10, 2008
Approved as amended:	January 29, 2010
Approved as amended:	July 30, 2010
Approved as amended:	May 2, 2011
Approved as amended:	August 1, 2011
Approved as amended:	November 18, 2011
Approved as amended:	May 10, 2013
Approved as amended:	February 7, 2014

Exhibit A

The term “beneficial ownership” as used in the attached Code of Ethics (the “Code”) is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Rule”), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that a Covered Person has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

The term “pecuniary interest” in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an “indirect pecuniary interest” within the meaning of the Rule in any securities held by members of the person’s immediate family sharing the same household, the term “immediate family” including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner’s proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person’s right to dividends that is separated or separable from the underlying securities; a person’s interest in securities held by certain trusts; and a person’s right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term “derivative security” being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation’s or the entity portfolio.